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                                                                 EXHIBIT 10.13

October 24, 1999

Ms. Jean J. Lockhart
510 Torrey Point Road
Del Mar, California 92014

Dear Jean:

This letter is a formal offer setting forth the principal terms for you to join Ambryx Inc., a Delaware corporation (the "Company"), which is located in San Diego, California.

POSITION:     Executive Director, Finance & Administration. You will report to the President and Chief Executive Officer.

COMPENSATION: Monthly compensation will be $11,500 per month.

EQUITY: You will be entitled to purchase at fair market value at the time of acceptance of employment 80,000 shares of the common stock of the Company (approximately 1.75% of the total common stock outstanding and reserved for founders). Your shares will vest according to the following schedules (i) twenty five percent (25%) of the total (20,000) will vest upon the first anniversary of the commencement of your employment with the Company; (ii) one forty-eighth (1/48) of the total (approximately 1,667 shares) will vest each month beginning at the end of the first year and will continue to vest over a three year period until the total 80,000 shares has vested. The Company has the right to repurchase any unvested shares in the event of termination, except in the event of involuntary termination as a result of a change of control.

BENEFITS:     You will be entitled to receive standard medical, life and dental insurance benefits similar to those typically afforded in similar-sized biotechnology companies. Such benefits will be established within six (6) months of starting employment or a provision of up to five hundred ($500.00) will be made.

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Ms. Jean J. Lockhart
October 22, 1999
Page 2


VACATION:     You will be entitled to 17 days per year of paid personal
              leave. If Ambryx establishes a company policy to close between Christmas and New Year's, such time off will not count against the 17 days.

EMPLOYMENT
AT WILL: Your employment will be at will, which means it may be terminated at any time by you or the Company with or without cause.

START DATE:   December 1, 1999, or at another mutually agreeable date. This offer is subject to the approval of the Board of Directors of Ambryx Inc. and if not accepted by October 25, 1999, it will lapse.

We are excited about Ambryx's prospects for success, and anticipate that your contribution will substantially enhance our progress. I look forward to your joining the Company, and to working with you as we develop our business.

Sincerely,


/s/  Paul A. Grayson
     Paul A. Grayson
     President and Chief Executive Officer

SIGNED AND AGREED TO:

/s/  JEAN J. LOCKHART
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    (Jean J. Lockhart)

October 24, 1999

cc: Lubert Stryer